Exhibit 10.21

Form of Agreement regarding Transfer Restrictions and Put Rights in connection with Issuance of HTCC Stock in Invitel Acquisition

April 27, 2007

[Recipient of Hungary Telephone and Cable Corp. stock in Invitel Acquisition]

Hungarian Telephone and Cable Corp.

1201 3rd Avenue, Suite 3400

Seattle, WA 98101-3034

United States of America

Re:	Restrictions on Transfer of HTCC Shares and Put Rights

A. Reference is made to the Amended and Restated Service Agreement (as the same may be amended, restated, supplemented or replaced, the “Service Agreement”); capitalized terms used herein but not otherwise defined shall have the meanings specified in the Service Agreement), dated as of April 27 2007, between                      (the “Recipient”) and Magyar Telecom B.V. (the “Company”). For the avoidance of doubt, “Service Agreement” shall refer to any new service agreement or similar arrangement entered into between the Company or any of its Affiliates and the Recipient after the date hereof, including concurrently with the termination of any previous service agreement or similar arrangement.

B. Reference is made to the Sale and Purchase Agreement (the “Purchase Agreement”), dated as of January 8, 2007, between Hungarian Telephone & Cable Corp. (“HTCC”) and Invitel Holdings N.V. (“Invitel”) pursuant to which the Recipient received, upon distribution by Invitel,                      shares of HTCC common stock, par value $.001 per share (the “Common Stock”) on the completion date of the transactions contemplated by the Purchase Agreement (the “Completion Date Shares”) and may receive additional shares (the “Additional Shares” and together with the Completion Date Shares, the “Shares”) of Common Stock pursuant to the Purchase Price adjustment mechanism set forth in Clause 3.3 of the Purchase Agreement.

In consideration for the mutual terms and provisions set forth in the Service Agreement and this letter agreement, the Recipient, the Company and HTCC agree to the following:

Transfer Restrictions

1. The Recipient shall not sell, transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily (each, a “Transfer”), any Shares, except in accordance with the terms of this letter agreement.

2. Notwithstanding the provisions of the first paragraph of this letter agreement, the Recipient shall be permitted to Transfer its Shares upon the earlier to occur of (a) a Trigger Event (as defined in the Service Agreement), (b) the termination of the Service Agreement, or (c) the five year anniversary of this letter agreement. In addition to the foregoing, the Recipient shall be permitted to Transfer up to 20% of the Shares on the first anniversary of the date hereof and an additional 20% of the Shares on each succeeding anniversary date on a cumulative basis; provided that the aggregate amount of all such Transfers does not exceed 50% of the Shares. Notwithstanding the foregoing, nothing contained in this paragraph 2 shall limit in any manner the Recipient’s right to require HTCC, and/or HTCC’s obligation, to purchase the Shares pursuant to paragraphs 4 and 5, or the Recipient’s right to participate in a “Tag Sale” pursuant to the “Tag Along Agreement” (as such terms are defined in paragraph 6).

3. The certificate(s) for the Shares shall bear a legend as follows:

THE SECURITIES REPRESENTED BY CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THE LETTER AGREEMENT, DATED AS OF APRIL 27, 2007, BETWEEN [RECIPIENT] AND THE CORPORATION.

The Company agrees that it will cause the legend above to be removed from any certificate or issue new certificates without the legend for Shares that are no longer subject to the transfer restrictions set forth in this letter agreement.

Put Rights

4. If the Service Agreement pursuant to which the Recipient provides services to the Company or one of its Affiliates is terminated at any time during the period commencing on the date of this letter agreement and ending 30 days thereafter, the Recipient shall have the right which shall be exercisable for a 30-day period following such termination to require HTCC to purchase all or part of the Shares held by the Recipient at a per share price equal to the Agreed HTCC Share Price (as defined in the Purchase Agreement) plus interest accrued from the date of this letter agreement to the date such purchase is completed at a rate of 6% per annum, based upon the actual number of days elapsed.

5. If the Service Agreement pursuant to which the Recipient provides services to the Company or one of its Affiliates is terminated by the Recipient for Good Reason or by the Company without Cause or if the Service Agreement is terminated due to the death or disability of the Delegee under the Service Agreement, at any time after 30 days following the date of this agreement, the Recipient shall have the right which shall be exercisable for a 45-day period following such termination to require HTCC to purchase all or part of the Shares held by the Recipient at a per share price equal to the fair market value of such Shares as of the date of such termination. The “fair market value” of each Share shall be the average closing share price of the Common Stock for the 20 trading days immediately prior to such termination and, if the Company’s common stock is not then listed for trading, as determined by the Board of Directors in good faith; provided, however, that if the Recipient reasonably objects to the determination of fair market value by the Board of Directors, it can elect that a third party appraiser mutually agreed (or, failing such agreement, appointed by the Secretary General of the Court of Arbitration of the International Chamber of Commerce) shall determine the fair market value, which determination shall be binding upon the parties to this letter agreement. If the determination of any such appraiser is less than 5% higher than the fair market value determined by the Board of Directors, the fees of the appraiser shall be paid for by the Recipient; in all other cases, the fees of the appraiser shall be paid for by HTCC. Notwithstanding the foregoing, HTCC shall not be required to purchase any shares of Common Stock pursuant to this provision if doing so would cause HTCC to violate the provisions of any covenants of any third-party indebtedness of HTCC or its subsidiaries (including the Group Companies (as defined in the Purchase Agreement)), provided that HTCC shall use its reasonable endeavours (a) to include a specific carve-out under the terms of any restrictive covenants to any financing arrangements entered into by HTCC or its subsidiaries on or after the date hereof to allow for such purchase or to obtain a waiver with respect to any such provisions or (b) to obtain a waiver with respect to any such restrictive covenants in any existing or future financing arrangements; provided that under no circumstance shall HTCC or any of its subsidiaries be required to (i) pay fees to lenders or bondholders to obtain such waiver that exceed Euro 50,000 in the aggregate for each such financing arrangement or (ii) commence a consent solicitation with respect to any public debt that would require HTCC or any of its subsidiaries to incur reasonable legal or advisory costs in excess of Euro 50,000 in respect of any such financing arrangement. If HTCC determines that it will be unable to purchase the Shares of the Recipient through application of the immediately preceding sentence, it shall notify the Recipient promptly but not later than three business days after receipt of the Put Right Notice (as defined below), and shall be required to purchase as soon as it is not so restricted and interest shall accrue on the purchase price (at a rate of 8% per annum) from the time HTCC was unable to purchase due to the restrictive covenant to the date of payment of the purchase price. In such event, HTCC shall be required to issue the Recipient a promissory note that evidences its debt obligations in this regard which may be transferred to a single internationally recognized financial institution. Any promissory note issued pursuant to this paragraph 5 shall bear a customary legend that is a restricted security under US securities laws and may only be transferred in compliance with any applicable law; provided, however, that, upon the request of the Recipient, HTCC shall remove said legend if the Recipient presents a legal opinion from a reputable U.S. law firm confirming that the legend may be removed.

6. If (a) the Recipient and HTCC receive a Tag Along Notice pursuant to the terms of and as defined in the Tag Along Agreement, dated as of the date hereof (the “Tag Along Agreement”), among TDC A/S (“TDC”) and the individuals signatory thereto and (b) the Recipient shall have provided a notice to TDC and HTCC (the “Tag Notice”) of its intention to transfer a given number of shares of Common Stock in accordance with Section 2.2 of the Tag Along Agreement, HTCC shall purchase concurrently with the completion of the sale described in the Tag Along Notice (the “Tag Sale”) the number of Shares (without giving effect to the limitations in paragraph 2) that the Recipient elects, subject to the terms of this letter agreement, to transfer in such sale in accordance with the terms of the Tag Along Agreement at a per share price set forth in the Tag Along Notice. Notwithstanding the foregoing, HTCC shall not be required to purchase any shares of Common Stock pursuant to this provision if doing so would cause HTCC to violate the provisions of any covenants of any third-party indebtedness of HTCC or its subsidiaries (including the Group Companies) or if HTCC and its subsidiaries, as determined by the board of directors of HTCC, do not have sufficient cash-on-hand or available liquidity to make such purchases. If HTCC determines that it will be unable to purchase the Shares of the Recipient through application of the immediately preceding sentence, it shall notify the Recipient and TDC in writing within 24 hours of making such determination and in any event no later than five days after receipt of the Tag Notice.

7. The Recipient may exercise the put rights referred to in paragraphs 4 and 5 by notifying HTCC in writing (the “Put Right Notice”), specifying the number of Shares to be purchased by HTCC. Within five business days of HTCC’s receipt of the Put Right Notice or, in the case of paragraph 6, within seven business days of the Tag Sale, the Recipient shall deliver to HTCC certificates representing the Shares to be purchased by HTCC together with duly endorsed stock powers or other necessary transfer documentation and HTCC shall pay or procure the payment of the applicable purchase price in a lump sum to an account designated by the Recipient, unless HTCC shall have notified the Recipient that it is unable to purchase the Shares subject to the Put Right Notice (in which case the Company shall make such payment, including any interest accrued thereon, and subject to any other conditions required, pursuant to paragraph 5 as soon as it is permitted to do so) or pursuant to paragraph 6 through the application of the exemptions permitted under this letter agreement.

Termination

8. The terms and provisions of this letter agreement shall terminate on the earlier of: (a) the occurrence of a Trigger Event (as defined in the Service Agreement) or (b) the termination of the Service Agreement; provided that the put rights described in paragraphs 4 to 7 shall survive the termination of this letter agreement.

9. All notices, requests, consents and other communications required or authorized hereunder to any party shall be in writing and either delivered in person or sent by overnight courier, fax or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address or fax number set forth below or such other address or fax number as may hereafter be designated in writing by such party to the other parties:

(i)	if to the Company or HTCC, to:

c/o Hungarotel Távközlési Zrt.

Dorottya Udvar

Bocskai ut 134-146

H-1113 Budapest

Hungary

Attention:

With a copy (which shall not constitute notice) to:

(ii)	if to the Recipient, to the address set forth on Schedule 1.

10. This letter agreement may not be modified, amended or supplemented, except pursuant to a written instrument signed by the parties hereto.

11. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

12. Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this letter agreement may be brought in the courts of the State of New York, County of New York or in the United States District Court for the Southern District of New York and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this letter agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in paragraph 9, such service to become effective ten (10) days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to the following paragraph, the foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this letter agreement.

13. Each of the parties hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this letter agreement. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this letter agreement in any of the courts referred to in the previous paragraph and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

14. The rights and obligations under this letter agreement may not be assigned by any party hereto without the consent of the other party.

15. The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

16. The parties hereto agree that the remedy at law for any breach of this letter agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this letter agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

17. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or electronically imaged transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.

[Signature page follows.]

Please indicate your agreement to the foregoing by executing this letter in the space below.

Sincerely,

MAGYAR TELECOM B.V.

By:
Name:
Title:

By:
Name:
Title:

HUNGARIAN TELEPHONE AND CABLE CORP.

By:
Name:
Title:

[RECIPIENT]

By:
Name:
Title:

By:
Name:
Title:

Schedule 1

Address of Recipient